Exhibit 5.1
October 15, 2013

Colorado Income Holdings, Inc.

Attn: Michael Bonn

7899 South Lincoln Court

Suite 205

Littleton, CO 80122

Dear Mr. Bonn:

We are issuing this letter in our capacity as primary counsel for and at the request of Colorado Income Holdings, Inc. (the “Company”), a Colorado corporation, in connection with the proposed registration by the Company of up to $3,000,000 in aggregate principal amount of the Company’s variable 10-13% Notes due sixty months from the date of execution (the “Notes”), pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2013, under the Securities Act of 1933, as amended (the “Act”) , as amended on or about August 30, 2013 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Company, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Company with respect to the issuance of the Notes, (iii) the Registration Statement and (iv) other related Company documents. We have also examined and rely upon the opinion letter provided by the Company’s local counsel, Stewart, Shortridge and Fitzke, PC, that concludes that the Company is validly existing, has the power to create the obligation and has taken the required steps to authorize entering into the obligation under the law of Colorado, its jurisdiction of organization.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) the Notes have been duly executed, issued and authenticated, the Notes will be validly issued by the Company, and will be binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC

Walker Center
175 South Main Street
Fifteenth Floor
Salt Lake City, Utah 84111